EXHIBIT 14.01

SHADES HOLDINGS, INC.

CODE OF ETHICS

INTRODUCTION

It is the policy of Shades Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”) that all directors, officers and employees of the Company shall, to the best of their knowledge and ability, adhere to, comply with and advocate the principles set out in this code of ethics (the “Code”) governing their professional and ethical conduct in the fulfillment of their responsibilities.

The purposes of the Code are to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (the “Commission”) and in other public communications made by the Company;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting of violations of the Code to appropriate persons of authority within the Company; and

•	Promote accountability for adherence to the Code.

The Code embodies principles to which all directors, officers and employees are expected to adhere and advocate.  Any violations of the Code may result in disciplinary action, up to and including termination or removal, as applicable.

GENERAL REQUIREMENTS

All directors, officers and employees of the Company will:

1.
Act with honesty and integrity, avoiding actual or apparent conflicts between personal interests and the interests of the Company, including refraining from receiving improper personal benefits, an inappropriate gift or kickback as a result of holding a particular position with the Company or any item which could, in any way, be construed as influencing or rewarding a particular course of action;

2.	Not solicit or accept, for personal or other benefit, business or similar opportunities that could reasonably be expected to otherwise accrue to the benefit of the Company;

3.
Where applicable, provide the Commission and the public with complete, fair, accurate, timely and understandable disclosure in periodic reports and other documents filed or submitted to the Commission and in other public communications;

4.
Endeavor to comply with applicable laws and regulations of federal, state, local and foreign governments and government agencies having jurisdiction over the Company and with applicable regulations of private or self-regulatory authorities having jurisdiction over the Company;

5.
Act in good faith, responsibly with due care and diligence and without misrepresentation or omission of material facts and strive to maintain independent judgment in the performance and fulfillment of their duties and responsibilities;

6.	Promote ethical behavior among subordinates and peers at the Company;

7.	Use Company assets entrusted to them in a responsible manner and refrain from competing directly or indirectly with the Company or using Company information or opportunities for personal gain;

8.
Respect the confidentiality of information acquired or obtained in the course of performance of their responsibilities, never use confidential information for personal advantage and disclose confidential information of the Company or third parties only when such disclosure is legally required or is otherwise authorized;

9.
Not fraudulently influence, coerce, manipulate, mislead or fail to disclose relevant information to any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading;

10.
Strive to retain the trust of our investors through the dissemination of full, fair, accurate and timely disclosure of material information required under applicable state and federal securities laws; and

11.
Comply with other policies and procedures of the Company applicable to their positions and employment, including policies and procedures of the Company set forth in the Company’s Employee Handbook and polices on expense reimbursement, travel, time cards, computer and information technology usage and data protection as well as its internal financial controls and procedures.

FINANCIAL INTEGRITY - ACCURACY OF BOOKS AND PUBLIC REPORTS

Employees, officers and directors must honestly and accurately report all business transactions and be responsible for accuracy of Company records and reports.  The Company documents a wide range of its activities.  The integrity of these records is used to make important business decisions and must be maintained at all times.  It is essential that Company records are accurate and complete.  This Code prohibits the preparation of false or misleading documentation regarding both the amount and purpose of Company-related transactions.  These actions include, for example, reports relating to financial data, costs, time sheets, payroll and benefits records, expense reports, investor records and reports and loan information and records.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transaction they record.  The financial statements of the Company are required to conform to generally accepted accounting policies and the Company’s accounting policies.  No undisclosed or unrecorded account or fund may be established for any purpose.  No false or misleading entries may be made in the Company’s books or records for any reason, and no disbursements of Company funds or other Company property may be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Commission and in other public communications.  Falsification of any Company, client or third-party record is prohibited.

There should be no undocumented or improperly approved side agreements with vendors, borrowers or lenders.  Any supplemental agreements to a written contract should be referenced in the contract.

The use of Company funds or assets for any unethical purpose is prohibited.  No documents may be altered or signed by those lacking proper authority.  No payment on behalf of the Company shall be made or approved with the understanding that it will be used, or might be used, for something other than the stated purpose.  The Company’s financial books, records and statements shall properly document all assets and liabilities, accurately reflect all transactions and shall be retained in accordance with the Company’s record retention policies and all applicable laws and regulations.

Employees, officers and directors should report any concerns regarding questionable accounting or auditing matters to the Company’s Chief Executive Officer, President, Chief Financial Officer, or Principal Accounting Officer.

RETENTION OF BUSINESS RECORDS

Company business records must be maintained for the periods specified by the Company’s record retention policy.  Records may be destroyed only at the expiration of the pertinent period.  In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other regulatory information request be discarded or destroyed, regardless of the period specified in the Company’s record retention policy.  If you learn that documents or records of any type may be required in connection with a lawsuit or government investigation of the Company or its people, then you must, by law, preserve all potentially relevant documents.  In addition, you may never destroy, alter or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence another person.

COMPLIANCE WITH THE CODE OF ETHICS

All employees, officers and directors have a responsibility to understand and follow the Code.  A violation of this Code may result in appropriate disciplinary action, including the possible termination of employment.

Only the Company’s Board of Directors (the “Board”) is authorized to permit a waiver of this Code of Ethics.  Any waiver of the Code for any director or executive officer of the Company must be disclosed on Form 8-K within five (5) days or such shorter period as may be required under applicable regulation.

REPORTING SUSPECTED NON-COMPLIANCE

It is the duty of each director, officer and employee of the Company to report violations of the Code promptly to the attention of the Company’s Chief Executive Officer, President, Chief Financial Officer, or Principal Accounting Officer.

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code.  Any employee, officer or director who knows or believes that any other employee, officer, director or representative of the Company has engaged or is engaging in conduct on behalf of the Company that violates applicable law or this Code should report such information to his or her supervisor or to the Company’s designated compliance officer.

If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, then please submit your concern in writing to one of the above named officials of the Company.

You may report such conduct openly or anonymously without fear of “retaliation.”  The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct.  The Company will not allow retaliation against any employee that raises a concern, seeks advice or reports misconduct that may violate this Code.  Individuals engaging in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.  If you suspect that you or someone you know has been retaliated against for raising a compliance, ethics or integrity issue under this Code, then you should immediately contact any of the above named officials of the Company.

Reports of other violations of this Code may be sent (anonymously if you wish) to the Company’s Chief Executive Officer, Shades Holdings, Inc., 20711 Sterlington Drive, Land O’ Lakes, Florida 34683.  Your calls, detailed notes, conversations and/or emails will be dealt with confidentially.

The Company will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior or other matters of concern under the Code.

The Board of Directors shall promptly determine, or designate appropriate persons (including, if so determined by the Board, the Company’s Chief Executive Officer, President, Chief Financial Officer, or Principal Accounting Officer) promptly to determine, appropriate actions to be taken in the event of violations of the Code by any director, officer or employee.  In determining what actions are appropriate in a particular case, the Board (or its designee) shall act consistently and take into account relevant information including the nature and severity of the violation, whether the violation was a single occurrence or a series of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the director, officer or employee in question had committed other violations in the past.

If the Board or the Company’s Chief Executive Officer, President, Chief Financial Officer, or Principal Accounting Officer believes that standards for compliance with the Code are not objective, that the process for determining violations is not fair, that the Code is not conducive to prompt and consistent enforcement or that the protection for persons reporting questionable behavior pursuant to the Code is inadequate (either under the Code or under the Company’s other policies), then the Board shall adopt, or the Company’s Chief Executive Officer, President, Chief Financial Officer, or Principal Accounting Officer shall recommend to the Board for adoption, appropriate changes to the Code or other Company policies.

It is the Company’s intention that the Code be the Company’s written Code of Ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.